SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:
[ ]   Preliminary Proxy Statement          [ ] Confidential, For Use of the
                                               Commission Only (as
                                               permitted by Rule 14a-6(e)(2))
[X]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                NORTHEAST BANCORP
                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:_______
         ______________________________________________________________________

     (2) Aggregate number of securities to which transaction applies:__________
         ______________________________________________________________________

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined:_____________

     (4) Proposed maximum aggregate value of transaction:______________________

     (5) Total fee paid:_______________________________________________________


[ ]  Fee paid previously with preliminary materials:___________________________

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:_______________________________________________

     (2) Form, Schedule or Registration Statement No.:_________________________

     (3) Filing Party:_________________________________________________________

     (4) Date Filed:___________________________________________________________

                               NORTHEAST BANCORP
                               232 Center Street
                              Auburn, Maine 04210

                                                                October 2, 2000


Dear Shareholder:

     On behalf of the Board of Directors, we cordially invite you to attend the Annual Meeting of Shareholders of Northeast Bancorp (the "Company") which will be held at the Martindale Country Club located at 527 Beech Hill Road, Auburn, Maine on Tuesday, November 14, 2000, at 6:00 p.m., local time.

     At the Annual Meeting, shareholders will be asked (i) to elect twelve directors as members of the Board of Directors of the Company, (ii) to ratify the appointment of Baker Newman & Noyes, Limited Liability Company, as the Company's independent auditors for fiscal year 2001, and (iii) to transact such other business as may properly come before the Annual Meeting or any adjournment thereof. On the following pages you will find the Notice of the Annual Meeting of Shareholders and the Proxy Statement giving information concerning matters to be acted upon at the meeting. Of course, we will be present at the Annual Meeting to answer any questions you might have.

     YOUR VOTE IS IMPORTANT! The Company's management would greatly appreciate your attendance at the Annual Meeting. HOWEVER, WHETHER OR NOT YOU ARE ABLE TO ATTEND THE ANNUAL MEETING, IT IS VERY IMPORTANT THAT YOUR SHARES BE REPRESENTED. Accordingly, please sign, date, and return the enclosed proxy card which will indicate your vote upon the various matters to be considered. If you do attend the meeting and desire to vote in person, you may do so by withdrawing your proxy at that time.

     We thank you for your continued support and look forward to seeing you at the Annual Meeting of Shareholders.



                                            Very truly yours,

                                            /S/ James D. Delamater

                                            James D. Delamater
                                            President and Chief Executive
                                            Officer

                               NORTHEAST BANCORP
                               232 Center Street
                              Auburn, Maine 04210

                          ---------------------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        To Be Held on November 14, 2000

                          ---------------------------

TO THE SHAREHOLDERS OF NORTHEAST BANCORP:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of Northeast Bancorp, a Maine corporation (the "Company"), will be held at the Martindale Country Club located at 527 Beech Hill Road, Auburn, Maine on Tuesday, November 14, 2000, at 6:00 p.m., local time, for the following purposes:

          1. To elect twelve directors to serve on the Board of Directors of the Company;

          2. To ratify the appointment of Baker Newman & Noyes, Limited Liability Company, as the Company's independent auditors for the fiscal year ending June 30, 2001; and

          3. To transact such other business as may properly come before the meeting or adjournment thereof.

     Only shareholders of record at the close of business on September 27, 2000 are entitled to receive notice of, and to vote at, the Annual Meeting or any adjournments thereof. Each shareholder, even though he or she may presently intend to attend the Annual Meeting, is requested to execute and date the enclosed proxy card and to return it without delay in the enclosed postage-paid envelope. Any shareholder present at the Annual Meeting may withdraw his or her proxy and vote in person on each matter brought before the Annual Meeting.



                                            By Order of the Board of Directors
                                            and the President

                                            /s/ Suzanne M. Carney

                                            Suzanne M. Carney
                                            Clerk

Auburn, Maine
October 2, 2000

                               NORTHEAST BANCORP
                               232 Center Street
                              Auburn, Maine 04210

                -----------------------------------------------
                                PROXY STATEMENT
                        ANNUAL MEETING OF SHAREHOLDERS
                          To Be Held November 14, 2000
               -----------------------------------------------

                                 INTRODUCTION

     This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of Northeast Bancorp, a Maine corporation (the "Company"), of proxies to be voted at the Annual Meeting of Shareholders to be held on Tuesday, November 14, 2000, at 6:00 p.m. (the "Annual Meeting"), and at any adjournment thereof. The Annual Meeting will be held at the Martindale Country Club located at 527 Beech Hill Road, Auburn, Maine.

     At the Annual Meeting, shareholders will be asked to consider and vote on the election of twelve directors to serve on the Board of Directors of the Company, and to ratify the appointment of Baker Newman & Noyes, Limited Liability Company, as the Company's auditors for fiscal year ending June 30, 2001.

     This Proxy Statement and the enclosed form of proxy are first being sent to shareholders, together with the Notice of Annual Meeting, on or about October 9, 2000.

     A copy of the Company's Annual Report to Shareholders on Form 10-K for the fiscal year ended June 30, 2000 (the "2000 Annual Report"), including financial statements, accompanies this Proxy Statement, but is not part of the proxy solicitation materials.

     Shareholders are urged to complete, date, and sign the accompanying form of proxy and return it promptly in the envelope provided with these materials. No postage is necessary if the proxy is mailed in the United States in the accompanying envelope.


                       PROXIES AND VOTING AT THE MEETING

Record Date and Voting Rights

     The Board of Directors has fixed the close of business on September 27, 2000 as the record date (the "Record Date") for the determination of the shareholders of record entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment thereof. As of the Record Date, the Company had issued 2,786,095 shares of common stock, $1.00 par value per share ("Common Stock"), of which 2,678,579 shares were outstanding and 107,516 shares were held as treasury stock. The Common Stock is the Company's only class of voting securities outstanding and entitled to vote at the Annual Meeting. Each share of Common Stock outstanding on the Record Date entitles the record holder to cast one vote with respect to each matter to be voted upon at the Annual Meeting. The presence of a majority of the Company's outstanding Common Stock as of the Record Date, in person or represented by proxy, will constitute a quorum at the Annual Meeting.

     With respect to the election of directors, directors are elected by a plurality of the votes cast at a meeting in which a quorum is present. In connection with the election of directors, votes may be cast in favor of or withheld from each nominee. Votes withheld from director nominees will be counted in determining whether a quorum has been reached. However, since directors are elected by a plurality, a vote against a director nominee and votes withheld from a nominee or nominees generally will not affect the outcome of the election and will be excluded entirely from the vote.

     Approval of other matters submitted to shareholders at a meeting where a quorum is present requires a majority of the votes which are cast at the meeting by holders of shares entitled to vote on the subject matter, unless the Company's articles of incorporation or bylaws or state law requires a greater number of votes.

     In the event of a broker non-vote or any abstentions with respect to any proposal coming before the Annual Meeting, the proxy will be counted as present for purposes of determining the existence of a quorum; but since it is neither a vote cast in favor of nor a vote cast opposing a proposed action, broker non-votes and abstentions typically will not be counted as a vote cast on any routine matter and therefore will have no impact on the outcome of the vote. A broker non-vote generally occurs when a broker who holds shares in street name for a customer does not have authority to vote on certain non-routine matters because its customer has not provided any voting instructions on the matter. Therefore, abstentions and broker non-votes generally have no effect under Maine law.


Voting and Revocation of Proxies

     All properly executed proxies received prior to or at the Annual Meeting will be voted in accordance with the instructions indicated on such proxies, if any. If no instructions are indicated with respect to any shares for which properly executed proxies have been received, such proxies will be voted FOR the election of the Board of Directors' nominees for directors and FOR the ratification of Baker Newman & Noyes, Limited Liability Company, as its auditors. The Company is not aware of any matter to be presented at the Annual Meeting other than those matters described in the Notice of Annual Meeting. If, however, any other matters are properly brought before the Annual Meeting for consideration, the persons appointed as proxies will have the discretion to vote or act thereon according to their best judgment.

     Any shareholder giving a proxy may revoke it at any time before it is exercised by duly executing and submitting a later-dated proxy, by delivering written notice of revocation to the Company which is received at or before the Annual Meeting, or by voting in person at the Annual Meeting (although attendance at the Annual Meeting will not, in and of itself, constitute a revocation of the proxy). Any written notice revoking a proxy should be sent to the Clerk of the Company at the Company's principal executive offices, located at the address set forth above.


                                  PROPOSAL I
                             ELECTION OF DIRECTORS

     In accordance with the Company's Articles of Incorporation, the Board of Directors has fixed the number of directors to be elected at the Annual Meeting at twelve. All of the Company's current directors are standing for election as directors of the Company to hold office until the 2001 Annual Meeting of Shareholders and until their successors have been duly elected and qualified.

     It is intended that the proxies received from shareholders, unless contrary instructions are given therein, will be voted FOR the election of the nominees named below, each of whom has consented to being named herein and has indicated his or her intention to serve if elected. If any nominee for any reason should become unavailable for election or if a vacancy should occur before the election, it is intended that the shares represented by the proxies will be voted for such other person as the Company's Board of Directors shall designate to replace such nominee. The Board of Directors has no reason to believe that any of the nominees will not be available or prove unable to serve if so elected.

Nominees for Director

     The age of each nominee, their positions and offices with the Company and its wholly-owned subsidiary, Northeast Bank, F.S.B. (the "Bank"), their term of office as a director, their business experience during the past five years or more, and additional biographical data is set forth below. Information with respect to the nominees is as of August 31, 2000, except as otherwise stated.

                                                                                                     Director
Name of Nominee                       Age    Position with Company                                    Since
----------------------------------   -----   ----------------------------------------------------   ---------
John W. Trinward, D.M.D. .........    75     Chairman of the Board                                    1987
James D. Delamater ...............    49     President, Chief Executive Officer, and Director         1987
John B. Bouchard .................    64     Director                                                 1996
A. William Cannan ................    58     Executive Vice President, Chief Operating Officer        1996
                                              and Director
Ronald J. Goguen .................    55     Director                                                 1990
Judith W. Hayes ..................    44     Director                                                 1994
Philip C. Jackson ................    56     Senior Vice President of Bank-Trust Operations and       1987
                                              Director
Ronald C. Kendall ................    68     Director                                                 1987
John Rosmarin ....................    52     Director                                                 1997
John Schiavi .....................    60     Director                                                 1998
Stephen W. Wight .................    56     Director                                                 1987
Dennis A. Wilson .................    65     Director                                                 1989

     All directors of the Company hold office until the earlier of the next annual meeting of shareholders and until their successors have been duly elected and qualified, or their death, resignation, or removal.

     John W. Trinward, D.M.D., has been Chairman of the Board of Directors of the Company and a director of the Bank since 1987. Dr. Trinward is a retired dentist.

     James D. Delamater has been President, Chief Executive Officer, and a director of the Company and the Bank since 1987.

     John B. Bouchard has served as a director of the Company and the Bank since 1996. Mr. Bouchard is the owner of John B. Bouchard Builder, a construction contractor.

     A. William Cannan has been Executive Vice President and Chief Operating Officer of the Company and the Bank since 1993, and a director of the Company and the Bank since 1996. From 1991 to 1993 Mr. Cannan served as President of Casco Northern Bank, N.A., located in Portland, Maine.

     Ronald J. Goguen has been a director of the Company and the Bank since 1990. Since 1980, he has been the President and Chief Executive Officer, and a director of Major Drilling Group International Inc., a Canadian corporation that provides contract drilling services primarily to companies in the mineral and metals industries ("Major Drilling"). Major Drilling common shares are traded on the Toronto Stock Exchange. Mr. Goguen also serves on the board of directors of Roycefield Resources, a public mining company, whose shares are listed on the Toronto Stock Exchange.

     Judith W. Hayes has been a director of the Company and the Bank since 1994. Ms. Hayes is the President of Consumers Maine Water Company, a water utility serving various communities in Maine.

     Philip C. Jackson has been a director of the Company and the Bank since 1987. Mr. Jackson also has served as the Senior Vice President of the Bank's Trust Operations since 1997. From 1991 to 1994, Mr. Jackson served as President of Bethel Savings, the predecessor to the Bank.

     Ronald C. Kendall has been a director of the Company and the Bank since 1987. He is the current Chairman of the Board of Directors of the Bank and has served as a vice president of Northeast Financial Services Corporation, a wholly-owned subsidiary of the Bank, since 1997. Mr. Kendall also is the President and sole owner of Kendall Insurance, Inc.

     John Rosmarin has been a director of the Company and the Bank since 1997. Mr. Rosmarin has been the President and Chief Executive Officer of Saunders Manufacturing Company, Inc., an office products manufacturer and distributor, since 1982.

     John Schiavi has been a director of the Company and the Bank since 1997. Mr. Schiavi has been the President and sole owner of Schiavi Enterprises, a real estate development firm, since 1962. He also serves on the boards of directors of both Major Drilling and Roycefield Resources.

     Stephen W. Wight has been a director of the Company and the Bank since 1987. Mr. Wight is the Manager of Sunday River Inn, LLC, a resort hotel operator, and the Manager of Wight Enterprises LLC, a property management company.

     Dennis A. Wilson has been a director of the Company and the Bank since 1989. Mr. Wilson is the President and sole owner of D.A. Wilson & Co., a trucking company.

     Each of the Company's directors serve the Bank in the same capacities indicated above, except that Mr. Kendall serves as the Chairman of the Board of the Bank.

     There is no family relationship between any of the Company's directors, nominees to serve as director, or executive officers. There are no arrangements between any director or director nominee of the Company and any other person pursuant to which he or she was, or will be, selected as a director.

Director Meetings and Committees

     During the fiscal year ended June 30, 2000 (the "2000 fiscal year"), the Board of Directors of the Company held a total of 14 meetings. In addition, certain directors attended meetings of standing committees. Except for Mr. Goguen, all directors attended at least 75% of the total number of meetings of the Board of Directors and the respective committees on which they serve. The Board of Directors of the Company maintains three standing committees: an Audit Committee, a Personnel and Compensation Committee, and an Executive Committee.

     The Audit Committee of the Board of Directors is responsible for recommending to the Board of Directors the engagement or discharge of the independent public accountants, meeting with the independent public accountants to review the plans and results of the audit engagement, reviewing the activities of the subsidiary Bank's examining committees, maintaining direct reporting responsibility and regular communication with the Company's internal audit staff, reviewing the scope and results of the internal audit procedures of the Company and its subsidiary, approving the services to be performed by the independent public accountants, considering the range of the audit and non-audit fees, and reviewing the adequacy of the Company's system of internal accounting. The Audit Committee which is comprised of Messrs. Bouchard, Goguen, Schiavi, and Rosmarin, and Ms. Hayes, met 5 times during the 2000 fiscal year.

     The Personnel and Compensation Committee of the Board of Directors, which also serves as the nominating committee and compensation committee, makes recommendations to the Board of Directors with respect to the Company's compensation policies and the compensation of executive officers. In addition, the Personnel and Compensation Committee is responsible for selecting and recommending to the Board of Directors nominees for election as directors. Shareholders also may nominate persons for election as directors at an annual shareholders' meeting if such nominations are made in accordance with the procedures set forth in the Company's Articles of Incorporation. The Articles of Incorporation require, among other things, that written notice of such nominees must be given to the Company not less than 30 nor more than 60 days prior to such meeting (with certain exceptions). For a description of the full procedure governing such nominations, reference is made to the Articles of Incorporation, a copy of which is available from the Clerk of the Company. The Personnel and Compensation Committee which is comprised of Messrs. Bouchard, Goguen, Wight, and Wilson, met 3 times during the 2000 fiscal year.

     The Executive Committee of the Board of Directors is empowered to act on behalf of, and to exercise all the powers of, the full Board of Directors in the management of the business and affairs of the Company when the Board of Directors is not in session, except to the extent limited by the Company's Articles of Incorporation or Bylaws, or by Maine law. The Executive Committee, which is comprised of Dr. Trinward and Messrs. Bouchard, Cannan, Delamater, and Kendall, did not meet during the 2000 fiscal year.

Compensation of Directors

     Directors of the Company also are directors of the Bank. Each director receives a combined annual retainer from the Company and the Bank in the amount of $1,000. In addition, each director receives $700 for each meeting of the Board of Directors of the Company or the Bank that they attend, and an additional $200 for each committee meeting that they attend (only if such committee meeting is held on a day other than one on which a Board of Directors' meeting is held). Directors receive only one meeting fee when meetings of the Board of Directors of the Company and the Bank are held on the same day. The Chairman of the Board of the Company and the Bank each receives an additional annual retainer of $1,000 for services rendered in such capacity.



                 The Board of Directors recommends a vote FOR
                       the election of all 12 nominees.
                             --------------------

                                  PROPOSAL II
                   APPROVAL AND RATIFICATION OF APPOINTMENT
                       OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has selected the firm of Baker Newman & Noyes, Limited Liability Company, independent public accountants, to be the Company's auditors for the fiscal year ending June 30, 2001 and recommends that shareholders vote to ratify that appointment. Although submission of this matter to shareholders is not required by law, in the event of a negative vote the Board of Directors will reconsider its selection. Ratification of the appointment will require approval by a majority of the votes cast at the Annual Meeting, assuming a quorum is present. Baker Newman & Noyes, Limited Liability Company, is expected to have a representative at the Annual Meeting who will be available to respond to appropriate questions from shareholders attending the meeting.


          The Board of Directors recommends a vote FOR this proposal.
                              ------------------

                      COMPENSATION OF EXECUTIVE OFFICERS

Executive Compensation

     The following summary compensation table sets forth the cash and non-cash compensation paid to or accrued for the past three fiscal years for the Company's Chief Executive Officer, and all other executive officers whose total compensation exceeded $100,000 for the fiscal year ended June 30, 2000 (collectively, the "Named Executive Officers").


                          SUMMARY COMPENSATION TABLE

                                                                    Compensation
                                                                     Awards (1)
                                           Annual Compensation     -------------
                                          ----------------------     Securities
Name and                        Fiscal                               Underlying        All Other
Principal Occupation             Year        Salary       Bonus     Options (#)     Compensation (2)
----------------------------   --------   ------------   -------   -------------   -----------------
James D. Delamater .........    2000       $ 149,432       $ 0     8,500                $ 5,545
  President and Chief           1999         149,432         0     1,500                  8,754
  Executive Officer             1998         145,000         0     2,000                 12,199

A. William Cannan ..........    2000       $ 136,733       $ 0     7,000                $ 6,188
  Executive Vice                1999         136,733         0     1,500                  7,779
  President and Chief           1998         132,750         0     2,000                 11,053
  Operating Officer

--------
(1) The Company does not have a long-term compensation program that includes long-term incentive payments. However, the Company's stock option plans provide participants with performance-based compensation in the form of incentive stock options. See " -- Stock Option Plans".
(2) These amounts include payments made in 2000, 1999, and 1998, respectively, as follows: (i) term life insurance premiums of $735, $646, and $530 for Mr. Delamater and $658, $592, and $500 for Mr. Cannan, (ii) profit sharing contributions of $ -0-, $4,695, and $8,972 for Mr. Delamater, and $ -0-, $4,248, and $8,102 for Mr. Cannan, (iii) matching 401(k) contributions of $3,276, $3,413, and $2,697 for Mr. Delamater, and $4,122, $2,939, and
    $2,451 for Mr. Cannan, and (iv) additional performance based compensation paid only in the 2000 fiscal year of $1,534 to Mr. Delamater and $1,408 to Mr. Cannan.

     As of June 30, 2000, the Company did not have any long-term incentive plans nor had it awarded any restricted shares. The table set forth below contains information with respect to the award of stock options during the fiscal year ended June 30, 2000 to the Named Executive Officers covered by the Summary Compensation Table.


                       OPTION GRANTS IN LAST FISCAL YEAR

                                                       Individual Grants
                       ---------------------------------------------------------------------------------
                                                      % of Total
                        Number of Securities        Options Granted
                             Underlying             to Employees in       Exercise Price     Expiration        Grant Date
Name                     Options Granted (1)     2000 Fiscal Year (2)      or Base Price        Date        Present Value (3)
--------------------   ----------------------   ----------------------   ----------------   ------------   ------------------
James D. Delamater              7,500(4)                  25.9%              $ 8.875         09/17/09           $ 20,985
                                1,000(5)                   3.4%              $ 8.000         12/17/09           $  2,521

A. William Cannan               6,000(4)                  24.1%              $ 8.875         09/17/09           $ 16,788
                                1,000(5)                   3.4%              $ 8.000         12/17/09           $  2,521

--------
(1) These options were granted to employees under the Northeast Bancorp 1999 Stock Option Plan (the "1999 Stock Option Plan"). The material terms of all options granted during the 2000 fiscal year are as follows: (i) all options are incentive stock options, (ii) all have an exercise price equal to the fair market value on the date of grant, (iii) all have a ten year term and are fully exercisable, (iv) no options will be exercisable more than three months following the termination of employment (except in the case of disability, in which case such options will be exercisable for up to one year thereafter), and (v) all options are otherwise subject to the 1999 Stock Option Plan.
(2) During the fiscal year ended June 30, 2000, employees of the Company were granted an aggregate of 29,000 options under the Company's 1999 Stock Option Plan. See " -- Stock Option Plans" below for a description of these plans.
(3) Hypothetical value using the Black-Scholes option pricing model based on the following assumptions: (i) an expected stock price volatility of 0.279, (ii) an expected dividend yield of 2.85%, (iii) a risk free rate of return of 6.03%, (iv) an option term of 8 years, and (v) no discounts for non-transferability or risk of forfeiture. This is a theoretical value for the options developed solely for the purpose of comparison disclosures as required by applicable SEC rules and regulations, and does not reflect the Company's views of the appropriate value or methodology for financial reporting purposes, or the future price of the Common Stock. The actual value of the options will depend on the market value of the Common Stock on the date the options are exercised.
(4) Granted on September 17, 1999.
(5) Granted on December 17, 1999.

Aggregated Options Exercised in Last Fiscal Year and Fiscal Year-End Option
Values

     The following table sets forth, for each of the Named Executive Officers in the Summary Compensation Table above who holds stock options, the number of shares of Common Stock acquired pursuant to the exercise of stock options during fiscal 2000, the number of the stock options held at June 30, 2000, and the realizable gain of the stock options that are "in-the-money." The in-the-money stock options are those with exercise prices that are below the year-end stock price because the stock value grew since the date of the grant.


              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTIONS VALUES

                                                                          Number of
                                                                   Securities Underlying             Value of Unexercised
                                                                    Unexercised Options              In-the-Money Options
                                                                    at Fiscal Year End              at Fiscal Year End (1)
                                    Shares                    -------------------------------   ------------------------------
                                 Acquired on        Value      Exercisable     Unexercisable     Exercisable     Unexercisable
Name                            Exercised (#)     Realized         (#)              (#)              ($)              ($)
----------------------------   ---------------   ----------   -------------   ---------------   -------------   --------------
James D. Delamater .........       15,000         $93,750        19,500             0              $ 3,441            0
A. William Cannan ..........            0               0        42,000             0              $16,593            0

--------
(1) Based upon the closing price of the Common Stock as quoted by the American Stock Exchange on June 30, 2000 of $8.063 per share.
(2) Value represents fair market value at exercise minus exercise price.

Employment Agreements

     The Company has no employment agreements with any of the Named Executive Officers.

401(k) Plan Employees Savings Plan

     The Company maintains a tax-deferred profit sharing plan (the "401(k) Plan") for its employees. All employees who work at least 1,000 hours per year and are at least 21 years of age may elect to participate in the 401(k) Plan once he or she has completed one year of service. Under the 401(k) Plan, a participating employee is given an opportunity to make an elective contribution under a salary deferral savings arrangement of up to a maximum of 15% of the participant's pre-tax compensation up to a maximum of $10,000 per year. Each such contribution is fully vested in the participant. In addition, the Company may, in its sole discretion, make a separate matching contribution on behalf of employees who elect to participate in the plan by contributing a portion of their compensation to the plan. Messrs. Delamater and Cannan participated in the 401(k) Plan at approximately 9% and 6% of their salaries, respectively. For the year ended June 30, 2000, the Company made 401(k) matching contributions on behalf of its employees in the amount of approximately $96,615. No profit sharing contributions were paid under the plan for the fiscal year ended June 30, 2000.


                       REPORT ON EXECUTIVE COMPENSATION

Overview

     The Personnel and Compensation Committee of the Board of Directors (the "Compensation Committee") is comprised entirely of outside directors, none of whom is a current officer or employee of the Company or any of its subsidiaries. The Compensation Committee is responsible for the establishment of policies governing and for the implementation, administration, and interpretation of all aspects of executive compensation, which includes base salary, bonuses, and stock option grants. Executives also participate in benefit programs that are generally available to employees of the Company, including medical benefits and a 401(k) Plan and profit sharing plan. The Compensation Committee also evaluates executive performance.

Objectives of the Executive Compensation Program

     The objectives of the compensation program are to attract and retain a high quality executive team and to encourage that team to achieve profitable growth and thereby increase shareholder value. To meet these objectives, the Company's compensation packages are intended to provide (i) an overall level of compensation that is competitive, and (ii) bonuses and stock-related compensation that reflect business results. The Compensation Committee believes that a recognition of, and reward for, individual and collective contributions maximizes shareholder value by encouraging and fostering consistently improving financial performance.

Base Salaries

     The Compensation Committee regularly reviews the base salary of its executives, including its Chief Executive Officer and Executive Vice President, with a view to providing both a competitive compensation package and to providing appropriate incentives to seek long-term growth in shareholder values. Base salaries are targeted at market levels and are determined by evaluating the executive's levels of responsibility, prior experience, breadth of knowledge, internal equity issues, and external pay practices. In evaluating the compensation packages provided to its executives, the Compensation Committee reviews compensation and financial data provided in annual surveys conducted by the American Bankers' Association and by Executive Compensation Services to compare its compensation practices with those provided to executives performing similar jobs as the Company's executives. Base salaries offer security to executives and allow the Company to attract competent executive talent and maintain a stable management team.

     Increases to base salaries, when given, are driven primarily by individual performance, evaluated based on sustained levels of individual contribution to the Company. The Compensation Committee considers the executive's efforts in promoting the Company objectives, continuing educational and management training, improving product quality, developing relationships with customers, vendors, and employees, and demonstrating leadership abilities and other goals.

Bonus Program

     On an annual basis, the Compensation Committee has the discretion to propose and recommends to the Board of Directors the payment of bonuses to the Chief Executive Officer and Executive Vice President of the Company. These awards are to be based upon job responsibilities, attainment of corporate financial goals, contributions to the business and other goals of the Company, including overall performance. The payment of a bonus to such individuals is subject to the sole discretion of the Compensation Committee and the Board of Directors of the Company. There is no specific formula, performance target, or other required performance measures that must be achieved in order to receive a bonus. On the other hand, achievement of certain financial results will not ensure the payment of bonuses either. Instead, bonuses are used as a tool for maintaining the competitiveness of the overall compensation paid to its Chief Executive Officer and Executive Vice President in light of current market conditions, and the Company's overall performance. To the extent that the base salary or adjustments in base salary are sufficient for these purposes, bonuses may not be recommended despite a strong performance, and vice versa.

Stock Option Plans

     The key officers and employees of the Company, including the Named Executive Officers, are eligible to receive stock option awards under the Company's stock option plans. Stock options are granted at an option exercise price equal to the fair market value of the Common Stock on the date of the grant. Accordingly, stock options have value only if the stock price appreciates in value from the date that the options are granted. The stock option plans focus executives and other participants on the creation of shareholder value over the long-term and encourage equity ownership in the Company. Individual grants in the 2000 fiscal year were based on corporate performance and on individual levels of responsibility, performance, and contributions to the Company. This determination was made based on the Compensation Committee's assessment of the performance of each individual.

Compensation of Chief Executive Officer

     The Company's Board of Directors relies on its Chief Executive Officer to provide effective leadership and to successfully execute the Company's business plan and strategies. Subject to the approval of the Board of Directors, the Compensation Committee establishes Mr. Delamater's base salary, bonuses, and stock option grants in accordance with the Company's compensation philosophy. In making its determination of the appropriate base salary, the Compensation Committee reviewed and analyzed surveys of compensation paid to chief executive officers of similarly sized institutions, and it evaluated the performance of Mr. Delamater. The Compensation Committee determined that an increase in Mr. Delamater's base salary was warranted in order to maintain the competitiveness of the Company's compensation package and to reflect Mr. Delamater's contributions to the Company's growth and operating results. Overall, the Chief Executive Officer's compensation is in keeping with the average compensation paid to chief executive officers at similarly sized financial institutions. In addition, the Compensation Committee determined that, based on Mr. Delamater's past and continued performance, it was appropriate to award incentive stock options to Mr. Delamater. The grant of such stock options are viewed by the Compensation Committee as both an award for prior business results and as an incentive to achieve future positive results which directly enhance shareholder value.

Conclusion

     The Compensation Committee believes that its executive compensation policies and programs effectively serve the interests of the Company and its shareholders. The compensation packages are appropriately balanced to provide security and competitive levels of compensation to its executives while simultaneously providing increased motivation to contribute to the Company's overall future success and long-term enhancement of shareholder value. We will continue to monitor the effectiveness of our total compensation policies and programs to insure that they continue to meet the needs of the Company.

                                            This report is respectfully
                                            submitted by:
                                            PERSONNEL AND COMPENSATION
                                            COMMITTEE


                                            John B. Bouchard, Chairman
                                            Ronald J. Goguen
                                            Stephen W. Wight
                                            Dennis A. Wilson

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the 2000 fiscal year, Messrs. Bouchard, Goguen, Wight, and Wilson served on the Personnel and Compensation Committee which, among other things, functions as the Company's compensation committee. None of the individuals is, or has been, an officer or an employee of the Company or the Bank.

     Messrs. Goguen and Schaivi, directors of Northeast Bancorp, each hold a 22.5% equity interest, or an aggregate of 45%, in Saratoga Capital Management ("SCM"), a Delaware general partnership, which serves as the investment manager of Saratoga Advantage Trust ("SAT"). SAT, an investment company organized under the Investment Company Act of 1940, operates several mutual fund investments. SCM has granted a license to the Bank's trust department to use the Saratoga Capital Management Asset Allocation Software which assists its customers in selecting an asset allocation mix which is tailored to the customers' specific needs and investment goals. In addition, the SAT mutual funds are offered to the trust department's customers on a non-exclusive basis. As a result of this relationship, through June 30, 2000, the trust department had placed approximately $16 million in SAT mutual fund investments, which are indirectly under management by SCM. SCM receives an annual asset allocation fee of 15 basis points, based on the aggregate placement of funds in SAT portfolios, for the trust department's use of its asset allocation software.


                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Bank has had, and expects to have in the future, various loans and other banking transactions in the ordinary course of business with the directors, executive officers, and principal shareholders of the Bank and the Company (or associate of such person). All such transactions: (i) have been and will be made in the ordinary course of business; (ii) have been and will be made on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with unrelated persons; and (iii) in the opinion of management do not and will not involve more than the normal risk of collectability or present other unfavorable features. At June 30, 2000 and 1999, the total dollar amount of extensions of credit to directors and executive officers identified above, and their associates (excluding extensions of credit which were less than $60,000 to any one such person and their associates) were $3,436,000 and $3,476,000, respectively, which represented approximately 12% and 13% respectively, of total shareholders' equity.

     In providing the Bank's customers with investment and insurance products, certain directors of Northeast Bancorp have an interest in businesses which have furnished such products to the Bank's customers on a non-exclusive basis.

     Except as described in this Proxy Statement, outside of normal customer relationships none of the directors or officers of the Company, and no shareholder holding over 5% of the Company's common stock and no corporations or firms with which such persons or entities are associated, currently maintains or has maintained since the beginning of the last fiscal year, any significant business or personal relationship with the Company or the Bank, other than such as arises by virtue of such position or ownership interest in the Company or the Bank.

                         STOCK PRICE PERFORMANCE GRAPH

     Set forth below is a graph comparing the yearly percentage change in the cumulative total return of the Company's Common Stock, including stock and cash dividends, against the cumulative total return of the S&P 500 Composite Index and the KBW 50 Bank Index for the last five years. The KBW Bank Index, compiled by Keefe, Bruyette & Woods, Inc., is comprised of fifty American banking companies, including all money-center and most major regional banks. This presentation assumes that $100 was invested on June 30, 1995 in the Common Stock and all other indices, and that all dividends were reinvested.

                              [GRAPH APPEARS HERE]


                           Fiscal Years Ended June 30



                                       1995     1996     1997     1998     1999      2000
                                      ------   ------   ------   ------   ------   -------
       Northeast Bancorp ..........    $100     $120     $137     $216     $141     $121
       S&P 500 Index ..............    $100     $123     $162     $208     $252     $267
       KBW 50 Bank Index ..........    $100     $133     $196     $264     $277     $226

        SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's outstanding Common Stock as of August 31, 2000, by: (i) each director and nominee for director of the Company, (ii) each of the Named Executive Officers covered by the Summary Compensation Table,
(iii) all directors and executive officers of the Company as a group, and (iv) each person known to the Company beneficially owning more than 5% of the outstanding Common Stock. Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all of the Common Stock owned by them.

                                                                                 Current Beneficial Ownership
                                                                          -------------------------------------------
                                                                                    Number                 Percent
Name of Beneficial Owner                                                         of Shares (1)           of Class (2)
-----------------------------------------------------------------------   ---------------------------   -------------
 Directors and Certain Executive Officers

 John W. Trinward, D.M.D. .............................................     15,801          (3)(4)               *
 James D. Delamater ...................................................     80,020          (5)               2.96%
 John B. Bouchard .....................................................     10,100          (4)                  *
 A. William Cannan ....................................................     45,608          (6)               1.67%
 Ronald J. Goguen .....................................................    347,313          (4)(7)           12.95%
 Judith W. Hayes ......................................................      6,000          (4)                  *
 Philip C. Jackson ....................................................     52,960          (8)               1.97%
 Ronald C. Kendall ....................................................     46,666          (4)(9)            1.74%
 John Rosmarin ........................................................      5,000          (4)(10)              *
 John Schiavi .........................................................      2,500          (11)                 *
 Stephen W. Wight .....................................................     20,750          (4)(12)              *
 Dennis A. Wilson .....................................................     45,800          (4)               1.71%
 All directors and executive officers as a group (16 persons) .........    710,305          (13)             25.23%

 Other Beneficial Holders

 Albert H. Desnoyers (14) .............................................    199,041                            7.43%
  210 Washington Drive
  Watchung, NJ 07060

 Claude E. Savoie (15) ................................................    152,550                            5.70%
  550 Sheldiac Road
  Moncton, New Brunswick, Canada
  E1C 1T7

--------
*Less than 1%

(1) In accordance with Rule 13d-3 promulgated pursuant to the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner of a security for purposes of the rule if he or she has or shares voting power or dispositive power with respect to such security or has the right to acquire such ownership within sixty days. As used herein, "voting power" is the power to vote or direct the voting of shares, and "dispositive power" is the power to dispose or direct the disposition of shares, irrespective of any economic interest therein.
(2) In calculating the percentage ownership for a given individual or group, the number of shares of Common Stock outstanding includes unissued shares subject to options, warrants, rights or conversion privileges exercisable within sixty days held by such individual or group, but are not deemed outstanding by any other person or group.
(3) Includes 801 shares of Common Stock held by Dr. Trinward's spouse as to which Dr. Trinward disclaims beneficial ownership.
(4) Includes 3,500 shares of Common Stock which may be acquired pursuant to currently exercisable options held by such person.

(5) Includes 22,500 shares of Common Stock which may be acquired pursuant to currently exercisable options.
(6) Includes 45,000 shares of Common Stock which may be acquired pursuant to currently exercisable options.
(7) Includes (i) the 341,488 shares of Common Stock beneficially owned by Square Lake Holding Corporation ("Square Lake"), a Maine corporation, which is a wholly-owned subsidiary of a New Brunswick corporation which, in turn, is wholly-owned by Mr. Goguen, and (ii) amounts also include 2,325 shares of Common Stock held by Blue Chip Investments, Inc., a New Brunswick corporation wholly-owned by Mr. Goguen.
(8) Includes 14,000 shares of Common Stock which may be acquired pursuant to currently exercisable options, 5,850 shares of Common Stock held by Mr. Jackson's spouse, as to which Mr. Jackson disclaims beneficial ownership, and 1,350 shares of Common Stock held by his children.
(9) Includes 41,166 shares of Common Stock held in trusts in which Mr. Kendall either serves as a trustee or is a beneficiary (as to which Mr. Kendall disclaims beneficial ownership of 20,007 of such shares).
(10) Includes 875 shares of Common Stock held by Mr. Rosmarin's spouse as to which Mr. Rosmarin disclaims beneficial ownership.
(11) Includes 2,500 shares of Common Stock which may be acquired pursuant to currently exercisable options.
(12) Includes 7,350 shares of Common Stock held by Mr. Wight's spouse as to which Mr. Wight disclaims beneficial ownership, and 2,250 shares of Common Stock held by his children.
(13) Includes 136,750 shares of Common Stock subject to options which may be acquired by such directors and executive officers as a group pursuant to currently exercisable options.
(14) The ownership information set forth herein is based in its entirety on material contained in a Schedule 13D, dated March 6, 1995, filed with the SEC by Mr. Desnoyers, as adjusted to reflect the payment of a 50% stock dividend in December 1997.
(15) The ownership information set forth herein is based in its entirety on material contained in a Schedule 13D, dated June 5, 1995, filed with the SEC by Mr. Savoie, as adjusted to reflect the payment of a 50% stock dividend in December 1997.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), requires all executive officers, directors, and persons who are the beneficial owner of more than 10% of the Common stock of the Company to file reports of ownership with the Securities and Exchange Commission (the "SEC") indicating their ownership of the Company's equity securities and to report any changes in that ownership. Specific due dates for these reports have been established, and the Company is required to report in this Proxy Statement any failure to comply therewith during the fiscal year ended June 30, 2000. The Company believes that all of these filing requirements were satisfied by its executive officers, directors, and by the beneficial owners of more than 10% of the Common Stock. In making this statement, the Company has relied on copies of the reporting forms received by it or on the written representations from certain reporting persons that no Forms 5 (Annual Statement of Changes in Beneficial Ownership) were required to be filed under applicable rules of the SEC.

                             SHAREHOLDER PROPOSALS

     Eligible shareholders who wish to present proposals for action at the 2001 Annual Meeting of Shareholders should submit their proposals in writing to the Clerk of the Company at the address of the Company set forth on the first page of this Proxy Statement. Proposals must be received by the Secretary no later than June 11, 2001 for inclusion in next year's proxy statement and proxy card. A shareholder is eligible to present proposals if, at the time he or she submits the proposals, the shareholder owns at least 1% or $2,000 in market value of Common Stock and has held such shares for at least one year, and the shareholder continues to own such shares through the date of the 2001 Annual Meeting.

                              SOLICITATION COSTS

     The Company will bear the costs of preparing, assembling, and mailing the Proxy Statement, the form of proxy, and the 2000 Annual Report in connection with the Annual Meeting. In addition to solicitation by use of mail, employees of the Company may solicit proxies personally or by telephone, by facsimile copy, or telegraph, but will not receive additional compensation therefor. Arrangements may be made with banks, brokerage houses, and other institutions, nominees, and fiduciaries to forward the solicitation materials to beneficial owners and to obtain authorizations for the execution of proxies. The Company will, upon request, reimburse those persons and entities for expenses incurred in forwarding proxy materials for the Annual Meeting to beneficial owners.


                                 ANNUAL REPORT

     The Company's 2000 Annual Report for the fiscal year ended June 30, 2000, which includes financial statements, was mailed to shareholders together with the Notice of the Annual Meeting of Shareholders and Proxy Statement.


                                 OTHER MATTERS

     At the time of the preparation of this Proxy Statement, the Board of Directors of the Company had not been informed of any matters which would be presented for action at the Annual Meeting other than the proposals specifically set forth in the Notice of Annual Meeting and referred to herein. If any other matters are properly presented for action at the Annual Meeting, it is intended that the persons named in the accompanying proxy card will vote or refrain from voting in accordance with their best judgment on such matters after consultation with the Board of Directors.

     The Company will provide without charge to any shareholder upon written request, a copy of the Company's Annual Report on Form 10-K, including financial statements and schedules thereto for the fiscal year ended June 30, 2000, as filed with the Securities and Exchange Commission (without exhibits). All such requests should be delivered to Suzanne Carney, Clerk, Northeast Bancorp, 232 Center Street, Auburn, Maine 04210. Copies of exhibits will be provided upon written request and payment of a reasonable fee to cover the costs of reproduction and mailing.

                                            By Order of the Board of Directors
                                            and President

                                            /S/ Suzanne M. Carney

                                            Suzanne M. Carney
                                            Clerk

Auburn, Maine
October 2, 2000

                                                                      Appendix A

                                NORTHEAST BANCORP

                Annual Meeting of Shareholders, November 14, 2000

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned holder of shares of common stock of Northeast Bancorp ("Northeast"), a Maine corporation, does hereby appoint John W. Trinward, D.M.D., and James D. Delamater, and each of them, as due and lawful attorneys-in-fact (each of whom shall have full power of substitution), to represent and vote as designated below all of the Northeast common stock that the undersigned held of record at 5:00 p.m., local time, on September 27, 2000, at the Annual Meeting of Shareholders of Northeast Bancorp to be held at the Martindale Country Club located at 527 Beech Hill Road, Auburn, Maine on Tuesday, November 14, 2000 at 6:00 p.m. or any adjournment thereof, on the following matters, and on such other business as may properly come before the meeting:

         1.       ELECTION OF DIRECTORS

                  Nominees: John W. Trinward, D.M.D., James D. Delamater, John
                  B. Bouchard, A. William Cannan, Ronald J. Goguen, Judith W. Hayes, Philip C. Jackson, Ronald C. Kendall, John Rosmarin, John Schiavi, Stephen W. Wight, Dennis A. Wilson

               [ ] FOR ALL NOMINEES LISTED ABOVE                       [ ] WITHHOLD AUTHORITY TO VOTE FOR
                  (except as marked to the contrary below)                 ALL NOMINEES LISTED ABOVE

         (Instructions: to withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)


         -----------------------------------------------------------------------
         2. Ratification of Appointment of Auditors. Proposal to ratify the appointment of Baker Newman & Noyes, Limited Liability Company, as the Company's auditors for the fiscal year ending June 30, 2001.

                    [ ]  FOR            [ ]  AGAINST           [ ]  ABSTAIN

         3. In their discretion, on such other business as may properly come before the meeting (the Board of Directors is not aware of any matter other than the above proposals which is to be presented for action at the Annual Meeting).

         All of the above proposals are described in greater detail in the accompanying Proxy Statement dated October 2, 2000, which descriptions are incorporated herein by reference.



                     (Please Sign and Date on Reverse Side)

                           (Continued from other side)

                        PLEASE SIGN AND RETURN PROMPTLY.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER. If no direction is given, this proxy will be voted FOR the election of all nominees as directors and FOR the ratification of the Company's auditors.

PLEASE ENTER THE NUMBER OF SHARES OF NORTHEAST COMMON STOCK YOU OWN:___________

(Please sign, date, and return this proxy form exactly as your name or names appear below whether or not you plan to attend the meeting.)


                                        [ ] I plan to attend the Annual Meeting.

                                        [ ] I do not plan to attend the Annual
                                            Meeting.

                                  Date___________________________________, 2000


                                  Signature(s):_______________________________

                                  ____________________________________________


                                  ____________________________________________


                                  ____________________________________________
                                         Title or Authority (if applicable)

                                    Please sign your name here exactly as it appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee, guardian, corporate officer or other similar capacity, so indicate. If the owner is a corporation, an authorized officer should sign for the corporation and state his or her title. If shares are held in more than one capacity, this Proxy shall be deemed valid for all shares held in all capacities.